Exhibit 99.1

IDEXX Laboratories Announces Leadership Changes

Jay Mazelsky Appointed President and Chief Executive Officer and Elected to IDEXX Board

Jonathan Ayers Will Continue as a Member of the IDEXX Board and Serve as a Senior Advisor to the Company

Lawrence Kingsley Assumes Role of Independent Chairman of the Board

WESTBROOK, Maine, October 24, 2019—IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, today announced that Jonathan Ayers is stepping down as Chairman and a member of the IDEXX management team, effective November 1, 2019. This decision follows Mr. Ayers’s previously announced medical leave of absence from IDEXX due to a bicycling accident, where he suffered a spinal cord injury.

The IDEXX Board of Directors has appointed Jonathan (Jay) Mazelsky, who has been serving as Interim President and Chief Executive Officer since June 28, 2019, as President and Chief Executive Officer, effective immediately. Mr. Mazelsky has also been elected to the IDEXX Board. Lawrence Kingsley, Lead Director, has been appointed as Independent Chairman of the IDEXX Board, effective November 1, 2019. Mr. Ayers will continue as a member of the IDEXX Board and serve as a Senior Advisor to the Company.

Mr. Ayers said, “While the nature of my spinal cord injury and my continuing need to focus on an extended rehabilitation process preclude me from returning to IDEXX as CEO, my passion for the Company and its Purpose has not diminished. I am extremely proud of the significant long-term value we have created during my 17-year tenure with IDEXX, and it has been a true privilege to work with our outstanding management team, Board and employees. I am delighted with Jay’s appointment as President and CEO and have complete confidence in his ability to lead IDEXX forward. I look forward to continuing to support the Company as a member of the Board and as a Senior Advisor, and I know much success lies ahead for IDEXX.”

“On behalf of the Board, management team and employees of IDEXX, I thank Jon for his leadership, vision and unwavering commitment over his distinguished career at the Company,” said Mr. Kingsley. “Under Jon’s guidance and stewardship, IDEXX has built a strong foundation for growth and the Company is well-positioned to drive continued innovation, accelerate product development and enhance profitability. We look forward to Jon’s continued meaningful contributions to IDEXX as a Board member and Senior Advisor, and we wish him all the best as he continues his rehabilitation process.”

Mr. Kingsley concluded, “Jay is an exceptionally talented and well-respected leader with deep industry experience and institutional knowledge, and the Board is confident that his expertise and strategic insight make him the ideal candidate to succeed Jon in the CEO role. Jay has done an outstanding job in the past four months since he assumed the responsibilities of President and CEO on an interim basis, and we look forward to IDEXX’s continued growth and success under his leadership.”

Mr. Mazelsky stated, “I am thrilled to lead IDEXX and I look forward to further building on our progress and driving enduring long-term value for shareholders and customers by advancing our Purpose to enhance the health and well-being of pets, people and livestock. I thank Jon for his mentorship and leadership of the Company and look forward to his continued contributions as a Board member and Senior Advisor.”

About Jay Mazelsky

Prior to his appointment as Interim President and Chief Executive Officer of IDEXX, Mr. Mazelsky, 59, was an Executive Vice President responsible for the Company’s North American Companion Animal Group Commercial Organization and key elements of the innovation portfolio, including IDEXX’s global in-house diagnostics and Veterinary Software and Service’s businesses. He joined IDEXX in August 2012 as Executive Vice President. From 2010 to 2012, Mr. Mazelsky was a Senior Vice President and General Manager of Computed Tomography, Nuclear Medicine and Radiation Therapy Planning at Philips Healthcare, a subsidiary of Royal Philips Electronics. He holds an undergraduate degree in Mathematics from the University of Rochester and an M.B.A from The University of Chicago Booth School of Business.

About Lawrence Kingsley

Mr. Kingsley served as Chairman of Pall Corporation from 2013 to 2015 and as Chief Executive Officer of Pall Corporation from 2011 to 2015, and he has served as an Advisory Director to Berkshire Partners LLC, a Boston-based investment firm, since spring of 2016. Prior to that, Mr. Kingsley was the Chief Executive Officer and a member of the Board of Directors of IDEX Corporation, a company specializing in fluid and metering technologies, health and science technologies and fire, safety and other diversified products, from 2005 to 2011, and the Chief Operating Officer of IDEX from August 2004 to March 2005. From 1995 to 2004, he held various positions of increasing responsibility at Danaher Corporation, including Corporate Vice President and Group Executive of Danaher Corporation. Mr. Kingsley has been a director on the Board of Polaris Industries Inc. since 2016 and Rockwell Automation, Inc. since 2013. Mr. Kingsley holds an undergraduate degree in Industrial Engineering and Management from Clarkson University and an M.B.A. from the College of William and Mary.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 8,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com

Note Regarding Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” “project,” and similar words and expressions. These forward-looking statements are intended to provide our current expectation or forecasts of future events; are based on current estimates, projections, beliefs, and assumptions; and are not guarantees of future performance. Actual events or results may differ materially from those described in the forward-looking statements, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by IDEXX pursuant to United States securities laws contain discussions of these risks and uncertainties. IDEXX assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review IDEXX’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov and via IDEXX’s website at www.idexx.com).

Contact

Investor Relations

IDEXX Laboratories

John Ravis

1-207-556-8155

john-ravis@idexx.com